FOR IMMEDIATE RELEASE

Brian G. Karrip Hired as Executive Vice President and Chief Credit Officer
of First Commonwealth Bank

Indiana, PA., (September 6, 2016) — First Commonwealth Financial Corporation (NYSE:FCF) today announced the hiring of Brian G. Karrip as Executive Vice President and Chief Credit Officer for First Commonwealth Bank. In this role, Mr. Karrip will report directly to T. Michael Price, President and CEO of First Commonwealth Financial Corporation, and will serve as a member of First Commonwealth’s executive leadership team. Mr. Karrip will join First Commonwealth on September 19, 2016.

In his new role, Mr. Karrip will oversee all the credit functions within the bank including credit policy and administration, and will manage commercial and retail credit risks. Mr. Karrip will also manage back-end credit processes, including the collections and loan workout areas.

“I could not be more pleased to welcome Brian Karrip to the First Commonwealth team,” Price said. “I am confident in Brian’s stewardship of our credit culture based on his extensive experience in capital markets, middle markets and consumer lending as well as his credit discernment and oversight. Brian has a proven track record and brings a diverse, forward-thinking perspective to our bank.”

In accepting the position as Chief Credit Officer, Mr. Karrip said, “I am excited to join the leadership at First Commonwealth Bank. First Commonwealth has a long tradition of supporting its communities and markets. I am looking forward to working with the team and serving our customers.”

Prior to joining First Commonwealth, Mr. Karrip served as Executive Vice President, Specialized Lending for FirstMerit Bank. In this capacity, Mr. Karrip managed a team of 100+ employees and focused on the strategic development and day-to-day operations for seven lines of business. Mr. Karrip’s financial services career also includes 16 years with National City Bank where he held a variety of roles primarily focused on the commercial lending division and served as Regional President of Michigan and Illinois. Prior to joining FirstMerit Bank, Mr. Karrip served as Managing Director and Group Head of Loan Syndications and Sales at KeyBanc Capital Markets.

A native of Grand Rapids, Michigan, Mr. Karrip earned his bachelor’s and master’s degree in Business Administration from the University of Michigan.

The naming of Brian Karrip as Executive Vice President and Chief Credit Officer follows the April 11, 2016 announcement of the planned retirement of I. Robert “Bob” Emmerich. “On behalf of First Commonwealth, I would like to again thank Bob for his contributions and dedication to our organization” Price said. “His leadership has enabled the reverence for credit that has permeated our culture today.”

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

###